Exhibit 99.1

[Molecular Devices Corporation Letterhead]

June 29, 2004

Institutional Shareholder Services
2099 Gaither Road
Suite 501
Rockville, MD 20850

This letter is to confirm that:

1.	Without the prior approval of the company’s stockholders, options issued under any of Molecular Devices Corporation’s existing stock option plans will not be repriced, replaced or regranted through cancellation, or by lowering the option exercise price of a previously granted award, and

2.	Molecular Devices Corporation’s existing stock option plans, including its 1995 Stock Option Plan, as amended, will be amended at our next Board of Directors meeting to reflect these changes, and copies of the amended plans will be sent to Institutional Shareholder Services.

Sincerely,
/s/ Joseph D. Keegan, Ph.D.
Joseph D. Keegan, Ph.D.
CEO/President